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Exhibit 10.18

Execution Copy

Amendment No. 1 to Asset Purchase Agreement

        This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of September 28, 2005, is entered into by and between Merkel McDonald, Inc., a Texas corporation (the "Company"), Jeffrey McDonald and David Merkel (together, the "Stockholders") and Otis Spunkmeyer, Inc., a Delaware corporation (the "Purchaser").

        WHEREAS, each of the Company, the Stockholders and the Purchaser are parties to that certain Asset Purchase Agreement, dated September 22, 2005 (the "Agreement");

        WHEREAS, pursuant to Section 3.1(q) of the Agreement, the Purchaser will not be obligated to close the transactions contemplated by the Agreement if the Purchaser is not satisfied with the results of its business, legal and accounting due diligence with respect to interviews of the Company's customers on or after September 22, 2005;

        WHEREAS, on September 23, 2005, the Purchaser interviewed a senior officer of the Atlanta Bread Company ("Atlanta"), one of the Company's Material Customers, during which such senior officer informed the Purchaser that Atlanta intended to stop purchasing the Company's products in approximately 60 days;

        WHEREAS, the Purchaser is not satisfied with the results of its due diligence review with respect to such interview of Atlanta; and

        WHEREAS, in order to induce the Purchaser to waive the failure to satisfy the condition to the Purchaser's obligation to close as set forth in Section 3.1(q) with respect to the Purchaser's due diligence interview of Atlanta, the Parties have agreed to amend the Agreement as set forth herein.

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

          1.    Definitions.    Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement. When used in this Amendment, the following terms shall have the meanings set forth below:

        "2004 Sales" means the gross revenues of the Company for the twelve-month period ending December 31, 2004, which was equal to $37,997,000.

        "2004 SKU Sales" means, with respect to any Company SKU and any period during calendar year 2004, the amount of gross revenue, determined in accordance with the same accounting principles and procedures used in determining the 2004 Sales, from the sale of such Company SKU during such period.

        "2005 SKU Sales" means, with respect to any Company SKU and any period during calendar year 2005, the amount of gross revenue, determined in accordance with the same accounting principles and procedures used in determining the 2004 Sales, from the sale of such Company SKU during such period.

        "2005 Sales" means an amount equal to the total gross revenue, determined in accordance with the same accounting principals and procedures used in determining the 2004 Sales, from the sale of the Company SKUs to the Company Customers for the twelve-month period ending December 31, 2005. For purposes of determining the 2005 Sales, (i) gross revenue from sales of Company SKUs occurring after the Closing Date shall be calculated on a pro forma basis as if such sales were made at the Company SKU Price, and (ii) if the Purchaser stops selling any Company SKU after the Closing Date, the gross revenue from sales of such Company SKU for the twelve-month period ending December 31, 2005 shall be calculated on a pro forma basis by multiplying the gross revenue from sales of such Company SKU during 2004 by a fraction, the numerator of which is the 2005 SKU Sales for such Company SKU during the period beginning on January 1, 2005 and ending upon the date such Company SKU was discontinued and the denominator of which is the 2004 SKU Sales for such Company SKU during the period beginning on January 1, 2004 and ending upon the day in 2004 that is the same as the day in 2005 that such Company SKU was discontinued.

        "2005 Sales Target" means $40,697,000.

        "Company Customers" means the customers of the Company identified on the Customers Schedule attached to the Agreement, including on any Schedule Update thereto, as having sales under the YTD 2005 column of such schedule.

        "Company SKUs" means the products of the Company as of the date hereof as identified on Exhibit A attached hereto.

        "Company SKU Price" means, with respect to any Company Customer, the price per Company SKU for such Company Customer charged by the Company as of the Closing Date.

          2.    Determination of 2005 Sales.    On or before January 15, 2006, the Purchaser shall deliver to the Company a statement setting forth in reasonable detail its determination of the 2005 Sales (the "Draft Sales Figures"). The Purchaser and its auditors will make available to the Company and its auditors all records and work papers used in preparing the Draft Sales Figures. If the Company disagrees with the determination of the 2005 Sales reflected in the Draft Sales Figures, the Company may, no later than January 31, 2006, deliver a notice (an "Sales Objection Notice") to the Purchaser setting forth the Company's determination of the 2005 Sales. If the Company does not deliver a Sales Objection Notice to the Purchaser by January 31, 2006, then the Parties hereto will be deemed to have agreed that the 2005 Sales as set forth in the Draft Sales Figures are final. The Purchaser and the Company will use reasonable best efforts to resolve any disagreements as to the determination of the 2005 Sales, but if they do not obtain a final resolution within 15 days after the Purchaser has received the Sales Objection Notice, the Purchaser and the Company will jointly retain a Firm to resolve any remaining disagreements. The Purchaser and the Company will direct the Firm to render a determination within 15 days of its retention and the Purchaser, the Company, and their respective agents will cooperate with the Firm during its engagement. The Firm will consider only those items and amounts in the Draft Sales Figures set forth in the Sales Objection Notice which the Purchaser and the Company are unable to resolve. The Purchaser and the Company shall each make a submission to the Firm promptly (and in any event within 5 days after the Firm's engagement), which submission shall contain such Party's determination of the 2005 Sales and information, arguments, and support for such Party's position. The Firm shall review such submissions and base its determination solely on them. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Firm's determination will be based on the definition of 2005 Sales included herein. The determination of the Firm will be conclusive and binding upon the Parties. The Company and the Purchaser shall each bear 50% of the costs and expenses of the Firm.

          3.    Payment.    In the event that the 2005 Sales, as finally determined in accordance with Section 2 hereof, are less than the 2005 Sales Target, then the Company, the Stockholders and the Purchaser shall jointly instruct the Escrow Agent to pay to the Purchaser from funds in the Escrow Account an amount equal to the lesser of (i) $1,000,000 and (ii) the excess of the 2005 Sales Target over the 2005 Sales. The Company and each Stockholder covenants and agrees that it and he shall cooperate with the Purchaser to submit such joint instruction to the Escrow Agent no later than 2 days after the final determination of the 2005 Sales pursuant to Section 2 hereof. If the 2005 Sales, as finally determined in accordance with Section 2 hereof, are greater than or equal to the 2005 Sales Target, then no such payment shall be owed to the Purchaser.

          4.    Product Deliveries.    The Purchaser covenants and agrees that it shall use commercially reasonable efforts, to the extent consistent with the Company's past practice, to ship on or before December 31, 2005 all orders for Company SKUs made by Company Customers for shipment prior to such date, in order that the gross revenue for such sales of Company SKUs will be included in the 2005 Sales.

          5.    Monthly Status Updates.    The Purchaser covenants and agrees to provide the Company, no later than the 15th day of each month, with a written update of 2005 Sales through the end of the immediately preceeding month.

          6.    Waiver.    The Purchaser hereby waives its right under Section 3.1(q) of the Agreement not to consummate the transactions contemplated by the Agreement arising out of its dissatisfaction with the results of its business, legal and accounting due diligence relating to its interview of Atlanta. This waiver shall not be construed or interpreted, nor does it constitute, a waiver by the Purchaser of any other rights or conditions, including under Section 3.1(q) of the Agreement.

          7.    Miscellaneous.

            (a)   From and after the date hereof, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, shall mean and be a reference to the Agreement as amended hereby.

            (b)   Except as specifically set forth above, the Agreement shall remain unaltered and in full force and effect.

            (c)   This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

            (d)   All questions concerning the construction, validity, and interpretation of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

* * * *

        IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Asset Purchase Agreement as of the date first written above.

PURCHASER:
OTIS SPUNKMEYER, INC.
By:	/s/ JOHN SCHIAVO
Its:	President/CEO
STOCKHOLDERS:
/s/ JEFFREY MCDONALD Jeffrey McDonald
/s/ DAVID MERKEL David Merkel
COMPANY:
MERKEL MCDONALD, INC.
By:	/s/ JEFFREY MCDONALD
Its:	President

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Amendment No. 1 to Asset Purchase Agreement